Exhibit 3.1

AMENDMENT NO. 1 TO

THE BYLAWS

OF

FUSE MEDICAL, INC.

This Amendment No. 1 (this “Amendment”) to the Bylaws of Fuse Medical, Inc., a Delaware corporation (the “Company”), is approved and adopted effective as of December 19, 2016.

RECITALS:

A.    The Corporation is governed by those certain Bylaws of the Company (the “Bylaws”), and capitalized terms used but not defined herein shall have the meanings assigned to them in the Bylaws; and

B.    In accordance with Article XI of the Bylaws, this Amendment has been approved and adopted by the board of directors of the Company.

AGREEMENT:

NOW, THEREFORE, the Bylaws are hereby amended as followed:

1.    Amendment to Article II, Section 2 of the Bylaws. The second paragraph of Article II, Section 2 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“The Board, by the vote of at least eighty percent (80%) of the directors serving on the Board (a “Director Super Majority”), may increase or decrease the authorized number of directors, but any such decrease shall not affect the term of office of any director. Vacancies occurring by reason of any increase in the authorized number of directors shall be filled in accordance with Section 13 of this Article II.”

2.    Amendment to Article II, Section 8 of the Bylaws. Article II, Section 8 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“SECTION 8. QUORUM AND MANNER OF ACTING. Except as hereinafter provided, at least sixty percent (60%) of the directors then serving on the Board shall be present in person or by means of a conference telephone or similar communications equipment which allows all persons participating in the meeting to hear each other at the same time at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting. In the absence of a quorum at any meeting of the Board, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other directors. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such. Any new issuance of the Company’s securities to Christopher Pratt, Robert Donehew, Reeg Medical Industries, Inc., NC 143 Family Holding, LP or any of their affiliates or family members shall require the approval of a Director Super Majority. Except as otherwise required herein or in the Certificate of Incorporation, or by statute, approval for all other action to be taken by the Board shall require at least sixty percent (60%) of the directors then serving on the Board.”

3.    Amendment to Article II, Section 13 of the Bylaws. Article II, Section 13 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“SECTION 13. VACANCIES. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a Director Super Majority, although less than a quorum, or by a sole remaining director. If there are no directors in office, then a special meeting of stockholders for the election of directors may be called and held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a Director Super Majority of the whole Board (as constituted immediately prior-to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, in the manner provided by statute. When one or more directors shall resign from the Board, effective at a future date, a Director Super Majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until their successors shall be elected and qualified.”

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